McDERMOTT, WILL & EMERY
                       227 West Monroe Street, Suite 3100
                          Chicago, Illinois 60606-5096



                                          November 3, 1999



Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445

         Re:      Viking Direct Savings Related Share Option Scheme (the "Plan")
                  --------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Office Depot, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 272,313 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), which may be purchased pursuant to the Plan.

         We have examined such documents as we have considered necessary and have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

         Based on the foregoing, we are of the opinion that all legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plan have been duly taken, and the related Common Stock, upon issuance pursuant to the terms of the Plan will be duly authorized, legally and validly issued, fully paid and nonassessable.

         We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the company as an Exhibit to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ McDermott, Will & Emery
                                                  McDermott, Will & Emery